EXHIBIT 10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is dated as of July 27, 2005 by and between COLGATE-PALMOLIVE COMPANY, a Delaware corporation, having an office at 300 Park Avenue, New York, New York 10022 (the “Company”), and ANTARES STAR, INC., a Florida corporation having an office and place of business at 2501 Casey Key Road, Sarasota, Florida 34275-3359 (the “Consultant”).

WITNESSETH:

WHEREAS, the Consultant’s sole shareholder and principal employee, William S. Shanahan (“Shanahan”) has been employed by the Company since 1965, most recently as President of the Company; and

WHEREAS, Shanahan intends to retire from employment with the Company on September 30, 2005 (the “Retirement Date”); and

WHEREAS, the Company is desirous of continuing to receive the benefit of Shanahan’s experience, expertise and services and has asked the Consultant to furnish the Company with Shanahan’s advice and consulting services on a non-exclusive basis; and

WHEREAS, the Consultant has been formed for, among other things, the purposes of providing Shanahan’s consulting advice and services to the Company and others; and

WHEREAS, Shanahan’s years of experience with the Company, familiarity with the Company’s businesses and business relationships will provide the Company with on-going benefits; and

WHEREAS, the Company and the Consultant have reached agreement on the basis for the Consultant’s providing Shanahan’s consulting advice and services to the Company; and

WHEREAS, the Company has determined to enter into this Agreement with the Consultant for the furnishing of Shanahan’s services to the Company, all as more particularly, set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. ENGAGEMENT.

A. During the Consulting Period (hereinafter defined), the Consultant shall cause Shanahan to provide to the Company consulting and advisory services as requested by the Company (“Services”) with respect to such projects as may be determined by the Company. In rendering such services, Shanahan shall report solely to the CEO or the President of the Company.

B. The Company shall give the Consultant reasonable advance notice of any request for Services hereunder. The Company acknowledges that the Services will be rendered on a non-exclusive basis and that the Consultant and Shanahan may, subject to Section 6 below, be engaged during the Consulting Period in other business activities that may require Shanahan’s time. Consultant agrees to make Shanahan available to furnish Services for up to sixty-six (66) days during each of the three (3) twelve (12) month periods during the Consulting Period (the “Base Services”). Except for the Base Services, Shanahan shall not be required to render Services hereunder for any fixed or minimum number of hours and/or days during the Consulting Period. The Consultant shall not be required to cause Shanahan to report to the Company on any regular or periodic basis, but shall cause him to render services hereunder, which may be rendered from Consultant’s offices, home or elsewhere, or by telephone or electronic mail, or, at the reasonable request of the Company, at the Company’s New York headquarters or other Company locations around the world.

C. The Consultant represents to the Company that it and Shanahan are free to provide the Services and that neither the Consultant nor Shanahan has any obligation to others which would conflict with their ability to provide the Services in a timely manner.

D. In performing the Services, the Consultant and Shanahan will comply with relevant Company policies and procedures, including the Code of Conduct and Business Practices Guidelines.

2. CONSULTING PERIOD.

The period during which Services are to be provided under this Agreement (the “Consulting Period”) shall commence as of the Effective Date (as defined below) and shall continue for three consecutive twelve (12)-month periods, subject to earlier termination as provided for herein. The Company and the Consultant may, by mutual written agreement, agree to extend the Consulting Period. The Effective Date shall be the first day of the month following the Retirement Date.

3. COMPENSATION .

For all of the Services to be provided during the Consulting Period, the Company shall pay the following:

(i) Base Services. For the Base Services, the Company shall pay to the Consultant the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) per annum, payable in equal installments monthly in arrears, within ten (10) days after the end of each calendar month during the Consulting Period. Said sums shall be payable without regard to whether the Company has requested the Consultant to furnish all or any portion of the Base Services; and

(ii) Additional Services. In the event that, at the Company’s request, the Consultant furnishes Services in excess of the Base Services, then the Company shall pay the Consultant a per diem of $19,000 for each day of such additional Services (the “Additional Services”), which shall be paid on a monthly basis, in arrears, together with the payment for the Base Services for such month during which they are reported (commencing with the first calendar month during which the Services furnished hereunder exceed the Base Services).

(iii) Records. After the end of each month during the Consulting Period, the Consultant will send to the Company a report of the number of days or half-days during which Shanahan provided Base Services or Additional Services, as the case may be, during such month. For the purposes of this Agreement, Base Services or Additional Services shall be measured as follows:

•	If Shanahan spends more than one-half hour, but less than four (4) hours, providing Base Services or Additional Services on any day, he shall receive credit for one-half day of such services.

•	If Shanahan spends four (4) hours or more providing Base Services or Additional Services on any day, he shall receive credit for one day of such services.

•	No credit shall be given on any day if Consultant spends one-half hour or less providing Base Services or Additional Services.

4. OFFICE AND EXPENSES.

During the Consulting Period, the Company shall pay or provide directly (or reimburse the Consultant or Shanahan) for the following costs and expenses incurred by the Consultant and/or Shanahan in connection with the performance of the Services under this Agreement:

(i) The Company shall provide Shanahan with the exclusive use of a fully furnished and equipped private office located on such floor of the Company’s headquarters at 300 Park Avenue, New York, New York, as the Company shall determine, together with the customary services of an administrative assistant, computer support services, telephone and cellular phone service charges; internet and e-mail access; and

(ii) Reimbursement for all reasonable and customary travel and entertainment expenses incurred by the Consultant and/or Shanahan in performing the Services hereunder, including, without limitation, first class air travel for international flights, upon presentation to the Company of appropriate supporting documentation for such expenses.

5. INDEPENDENT CONTRACTOR.

The Consultant has been retained solely to render the services set forth in this Agreement. The Consultant is an independent contractor, and any duties of the Consultant arising out of this Agreement shall be owed solely to the Company and not for the benefit of any third parties. Nothing herein shall qualify the Consultant or Shanahan as an employee of the Company. The Company shall not be obligated and will not deduct social security, withholding or any other payroll or related taxes from any payments to be made to the Consultant hereunder, and Consultant and Shanahan hereby represent and warrant that it or he will be responsible for the payment of all such taxes.

6. LIMITATION ON OTHER ACTIVITIES.

During the Consulting Period, neither the Consultant nor Shanahan shall, directly or indirectly, in any capacity, without the prior written consent of the Company, provide any services to, or become directly or indirectly involved as an owner, officer, director, employee, independent contractor, agent, partner or advisor for any business entity involved in the development, manufacture, production, marketing and/or sale of oral care, personal care, household care, fabric care and/or pet nutrition products that compete with a business of the Company (a “Competing Business”); provided, however the foregoing shall not restrict Consultant or Shanahan from acquiring an investment of 5% or less of the outstanding shares of a public company that engages in a Competing Business. During the Consulting Period, neither Consultant nor Shanahan shall directly or indirectly, hire, entice, induce or in any manner whatsoever attempt to influence any employee, agent, consultant, contractor, supplier or any other person or entity to cease or reduce working for and/or doing business with Colgate and/or any of its subsidiaries or affiliates. The Consultant and Shanahan acknowledge that the Company would suffer irreparable harm (not adequately remedied by monetary damages alone) if the Consultant or Shanahan breaches the provisions of this Section and that, accordingly, the Company shall be entitled to seek equitable relief, in addition to its remedies at law, to enjoin any such breach or threatened breach.

7. CONFIDENTIAL INFORMATION.

The Consultant and Shanahan acknowledge that, in the course of furnishing Services, they may obtain knowledge about confidential and proprietary information or trade secrets of the Company or its affiliates (as more fully defined in Exhibits A and B hereto, the “Confidential Information”). Consultant and Shanahan hereby acknowledge that all Confidential Information constitutes a valuable trade secret and is the sole and exclusive property of the Company. The Consultant and Shanahan agree, both during and following the Consulting Period, not to use (other than in the performance of the Services), publish or otherwise disclose any Confidential Information to others, including but not limited to any Competing Business. Consultant and Shanahan each agree to sign a Non-Disclosure Agreement effective as of the Effective Date (the “Non-Disclosure Agreements”).

8. CONSULTANT’S AUTHORITY.

Neither the Consultant nor Shanahan shall have any right or authority during the Consulting Period to assume or create any obligations or responsibility, expressed or implied, on behalf or in the name of the Company in any way, except as may be specifically authorized in writing by the Company from time to time.

9. TERMINATION.

Subject to the provisions of this Paragraph 9, either the Company or the Consultant may terminate this Agreement prior to the expiration of the Consulting Period, as specifically provided for hereinbelow.

A. The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined) or otherwise, whereupon the Consulting Period shall be at an end. The Consultant shall have the right to terminate this Agreement at any time and for any reason upon not less than thirty (30) days prior written notice to the Company, whereupon the Consulting Period shall be at an end.

B. If Company terminates this Agreement for other than Cause, then the Company shall be obligated to pay to the Consultant, within thirty (30) days after the date of such termination, (i) all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination, and (ii) any and all sums which would have become payable to the Consultant under this Agreement during what would, absent such termination, have constituted the unexpired portion of the Consulting Period. Said lump sum amount shall be computed without any discount for present value.

C. If the Company terminates this Agreement for Cause, or if the Consultant terminates this Agreement, then the Company shall pay to the Consultant, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination, including the monthly installments due for the Base Services up to and including the month in which such date of termination occurs but not for months occurring thereafter.

D. For purposes of this Agreement, “Cause” shall mean:

(i) Shanahan’s conviction or admission of or plea of nolo contendere with respect to a felony, other than one arising out of a motor vehicle incident, or any other crime involving moral turpitude, fraud or theft; or

(ii) Shanahan’s death or permanent disability such that he is unable to perform the Services; or

(iii) a material breach by the Consultant or Shanahan of its duties and responsibilities hereunder which is not remedied within thirty (30) days after receipt by such party of written notice from the Company; or

(iv) any material breach by Consultant or Shanahan of any one or more of the provisions contained in Sections 6, 7 or 8 of this Agreement.

E. In the event of a “Change In Control” (as defined in the Colgate-Palmolive Company Executive Severance Plan, as amended and restated as of June 10, 2004, on file with the Securities and Exchange Commission as Exhibit 10-A to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004) during the Consulting Period, the Consultant shall have the right to terminate this Agreement for any or no reason upon not less than sixty (60) days prior written notice to the Company, whereupon (i) the Consulting Period shall be at an end, and (ii) the Company shall pay to the Consultant, in a lump sum, within thirty (30) days after such termination, an amount equal to the total of the amounts which would be required to be paid to the Consultant on account of the Base Services, during what would, absent such termination, have been the balance of the Consulting Period. At the request of the Company or its successor, during such sixty (60) day notice period, Consultant, Shanahan and the Company or its successor shall engage in good faith negotiations regarding having Consultant and Shanahan provide consulting services thereafter to the Company or its successor.

10. GENERAL PROVISIONS.

A. Non-Assignability. Neither this Agreement nor any right, obligation or interest hereunder shall be assignable by the Consultant or Shanahan, his beneficiaries, or legal representatives, without the Company’s prior written consent; provided, however, that nothing in this Paragraph shall preclude the executors, administrators, or other legal representatives of Shanahan or his estate from receiving any payment or benefit hereunder or from assigning any rights hereunder to the person or persons entitled thereunto.

B. Benefit/Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Consultant, Shanahan and the Company and their respective heirs, administrators, successors and assigns.

C. Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

D. Non-Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

E. Governing Law. This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

F. Captions. The headings and captions of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

G. Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, telecopier, recognized overnight courier service or Certified Mail, Return Receipt Requested, to the parties at their addresses set forth above, or to such other address as either party hereto may pursuant to the provisions of this Paragraph provide to the other party hereto.

H. Indemnification. The Company shall provide to the Consultant and Shanahan, with respect to any capacity in which the Consultant and/or Shanahan has served and/or shall serve hereunder, indemnification and expense advancement to the fullest extent to which the Company is obligated to provide such to any of its directors or officers, subject, however, to any limitations imposed by law.

I. Entire Agreement. This Agreement, together with the Non-Disclosure Agreements, contains the entire agreement, between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

J. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

K. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have made and delivered this Agreement as of the day and year first above written.

COLGATE-PALMOLIVE COMPANY

By:	/S/ REUBEN MARK
Reuben Mark, Chairman and Chief Executive Officer

ANTARES STAR, INC.

By:	/S/ WILLIAM S. SHANAHAN
William S. Shanahan, President

/s/ William S. Shanahan
WILLIAM S. SHANAHAN